UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 12, 2012

Booz Allen Hamilton Holding Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-34972	26-2634160
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8283 Greensboro Drive, McLean, Virginia		22102
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(703) 902-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On June 12, 2012, Booz Allen Hamilton Holding Corporation (the "Company") and stockholders affiliated with The Carlyle Group (the "Carlyle Stockholders") who are parties to that certain Amended and Restated Stockholders Agreement, dated as of November 8, 2010 (the "Stockholders Agreement"), entered into and effected an amendment to the Stockholders Agreement (the "Amendment").

The Amendment revises Section 1.01(a) of the Stockholders Agreement by increasing the maximum size of the Board of Directors (the "Board") of the Company from nine to twelve and makes certain revisions to the number of directors that may be designated for nomination by the Carlyle Stockholders and the Chief Executive Officer of the Company, respectively.

In addition to the increase of the maximum size of the Board from nine to twelve, the amended provisions of Section 1.01(a) generally provide that three directors, who may be full-time employees of the Carlyle Stockholders, or their affiliates, shall be designated for nomination by the Carlyle Stockholders; provided, however, that the Carlyle Stockholders may, in their sole discretion, (i) choose on any occasion to designate fewer than three directors for nomination or (ii) relinquish the right to designate for nomination one or more directors. In addition, two directors, who shall be full-time employees of Booz Allen Hamilton Inc., shall be designated for nomination for election by the Chief Executive Officer of the Company; provided, however, that at any time when the Chief Executive Officer of the Company shall not have been a full-time employee of Booz Allen Hamilton Inc. for at least five years, such two directors shall instead be designated for nomination by the executive stockholders party to the Stockholders Agreement (the "Executive Stockholders") holding a majority of the voting shares held by all Executive Stockholders, and provided, further, that (1) the number of directors that may be designated for nomination pursuant to this provision on any occasion may be reduced by certain senior executives designated by the Chief Executive Officer of the Company (the "Leadership Team") with the approval of the Executive Stockholders holding a majority of the voting shares held by all Executive Stockholders and (2) the Leadership Team with the approval of the Executive Stockholders holding a majority of the voting shares held by all the Executive Stockholders may cause to be relinquished the right to designate for nomination one or more directors under this provision.

The foregoing summary of the terms of the Amendment is qualified in its entirety by reference to the Amendment, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 12, 2012, the Board increased the size of the Board from nine to ten members and appointed Joan Lordi C. Amble as a new member of the Board, effective immediately, upon the recommendation of the Company's Nominating and Corporate Governance Committee. Ms. Amble will serve for a term expiring at the Company’s 2014 annual meeting of stockholders. Ms. Amble has been appointed to serve on the Board’s Audit Committee.

Ms. Amble most recently served as Executive Vice President, Finance, for American Express Company, and has a prior career in finance and accounting extending from 1977. At American Express, Ms. Amble served in senior positions, including the role of comptroller, from 2003 to 2011. Before that, she had a nearly 14-year career at General Electric, where she served in a variety of financial positions, including her final role as Chief Operating Officer and Chief Financial Officer for GE Capital Markets. Earlier in her career, she served from 1984 to 1989 with the Financial Accounting Standards Board, and with Ernst & Young from 1977 to 1984. Ms. Amble currently serves as a director of Brown-Forman Corporation and Sirius XM Radio. Ms. Amble also serves on the board of visitors at The Pennsylvania State University Smeal College of Business Administration, and is the co-founder and Chairman of W.O.M.E.N in America, an organization that focuses on the development of women professionals.

Ms. Amble will receive the pro rata portion of the standard compensation for service on the Board. For the period beginning on April 1, 2012 through July 31, 2012, the standard compensation for the Company’s unaffiliated directors is equal to $50,000, to be paid $16,667 in restricted shares of Class A Common Stock of the Company, par value $0.01 (the "Restricted Common Stock") and $33,333 in either cash, Restricted Common Stock, or a combination thereof. In addition, the Company will enter into an indemnification agreement with Ms. Amble pursuant to which the Company is required to indemnify Ms. Amble against certain liabilities which may arise by reason of her status or service as a director and to advance expenses to her, subject to reimbursement if it is determined that she is not entitled to indemnification. The form of such indemnification agreement has been filed as an exhibit to the Company’s Registration Statement on Form S-1, initially filed with the Securities and Exchange Commission on June 21, 2010, as last amended on November 8, 2010.

A copy of a press release dated June 14, 2012 announcing Ms. Amble’s appointment to the Board is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

10.1 Amendment No. 1 to the Amended and Restated Stockholders Agreement
99.1 Press Release dated June 14, 2012

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Booz Allen Hamilton Holding Corporation

June 14, 2012	By:	Robert S. Osborne

Name: Robert S. Osborne
Title: Executive Vice President and General Counsel

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Exhibit Index

Exhibit No.	Description

10.1	Amendment No. 1 to Amended and Restated Stockholders Agreement
99.1	Press Release dated June 14, 2012